Exhibit 23.5

Consent of Nisshin Steel’s Third-party Committee

[MONTH] [DATE], 2018

Board of Directors

Nisshin Steel Co., Ltd.

4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8366, Japan

Members of the Board of Directors:

Reference is made to our opinion to you, dated May 16, 2018.

We hereby consent to (1) the use of our opinion dated May 16, 2018 to the Board of Directors of Nisshin Steel Co., Ltd. (“Nisshin Steel”), included as Appendix C to the prospectus which forms a part of the Registration Statement on Form F-4 relating to the proposed business combination between Nisshin Steel and Nippon Steel & Sumitomo Metal Corporation, and (2) the references to this committee and our opinion in the Registration Statement and the prospectus included therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/[●]/ Yoshihide Hirowatari
Yoshihide Hirowatari
Chairman